Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—September 19, 2017

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.003644 per unit, payable on October 16, 2017 to unitholders of record on September 29, 2017. The distribution primarily represents oil production during the month of June 2017 and natural gas production during May 2017.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	58,631	1,954	315,138	10,166	$42.40	$2.78
Prior Month	59,033	1,904	358,085	11,936	$45.11	$2.71

Oil cash receipts for the properties underlying the Trust totaled $2.5 million for the current month, a decrease of $0.2 million from the prior month calculation as a result of a decrease in the realized wellhead price as well as a decline in production volumes. The decline in realized prices was driven by a seven percent decline in NYMEX pricing from May to June. Oil sales volumes declined as a result of one less day of production in June compared to May.

Natural gas cash receipts decreased from $1.0 million in the prior distribution period to $0.9 million in the current month due to a decrease in natural gas volumes offset by a three percent increase in realized wellhead prices. Additional natural gas volumes were included in the prior month distribution calculation due to a purchaser in the Permian Basin that remitted payments for multiple production months in one month. Such payments represented ten months of natural gas sales for certain wells, for which payments were previously delayed. As previously disclosed, natural gas cash receipts from these wells totaled approximately $96,000 related to prior periods, and the associated volumes included in the prior distribution period totaled approximately 46,400 Mcf. Excluding receipts related to prior periods for these wells, natural gas cash receipts and volumes would have been approximately $0.9 million and 311,700 Mcf (10,390 Mcf/D), respectively, for the prior distribution period. Further, the average received wellhead price would have been $2.81 per Mcf, as the majority of the payments related to production periods of lower natural gas prices.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, remained consistent at $2.5 million. Capital expenditures were approximately $620,000, of which $0.5 million relates to a portion of capital for 4 gross wells that were drilled in north Louisiana. Total direct operating expenses and capital expenditures relate to expenses incurred during July 2017.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555